Exhibit 10.130

MASTER LOAN AND SECURITY AGREEMENT

between

ALT5 Digital Holdings, Inc. and

World Liberty Financial LLC

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MASTER LOAN AND SECURITY AGREEMENT

This Master Loan and Security Agreement (this “Agreement”) is executed and delivered as of January 29, 2026 (the “Effective Date”), by and between ALT5 Digital Holdings, Inc., a Wyoming profit corporation (the “Borrower”) a wholly-owned subsidiary of ALT5 Sigma Corp., a Nevada corporation (the “Parent”), and World Liberty Financial LLC, a Florida limited liability company (the “Lender” and together with the Borrower, each, individually, a “Party” and collectively, the “Parties”). Parent is also party to specific provisions as further set forth in this Agreement.

1. Principal. Each Loan (as defined in Exhibit A) shall have a principal sum in an amount not to exceed the loan-to-value set forth in Schedule 1 (which such schedule is incorporated by reference in full into this Agreement) and the Closing Statement (defined below) for such Loan (“Principal”).

2. Interest. Interest payable hereunder, through and including the Maturity Date (defined below), shall accrue at a simple, per annum interest rate set forth in each Closing Statement, calculated on the basis of a 365-day year and actual days elapsed (“Interest”), and shall be paid annually in advance beginning on the Closing date for each Loan. The principal sum and any accrued, but unpaid Interest shall be due and payable on the applicable Maturity Date for each Loan or at once if Borrower chooses to cost average and combine all Loans into one Loan after the final Loan proceeds have been released.

3. Maturity. Each Loan shall mature, and all outstanding Principal and accrued unpaid interest shall be due and payable, on the expiry of the term set forth in the Closing Statement for each Loan which should be no longer than two (2) years from funding of the initial Loan (“Maturity Date”).

4. Origination Fees. Except as set forth on Schedule 1 attached hereto, Borrower has agreed to negotiate and pay all third-party origination fees directly (“Third Party Fees”), and Lender shall have no obligation to calculate or pay any third-party Origination Fees (as defined in Schedule 1) for each closing on a mutually agreed upon date (each a “Closing”). The Borrower also agrees to pay, or reimburse the Lender for, out-of-pocket expenses (including expenses of legal counsel to Lender or costs related to security in the Collateral) incurred by Lender in connection with the negotiation, preparation, execution, amendment, recording, administration or enforcement of, this Agreement or any rights hereunder.

5. Loan Management. Lender may engage in one or more hedging or trading activities to manage various risks associated with credit, exchange rates, transaction platforms, Collateral and other related matters concerning any Loan.

6. Closing Procedures. Following execution of this Loan Agreement, Borrower shall deposit the Collateral into Lender’s Cryptocurrency Custodian account (which may include any wallet designated by Lender) in accordance with the information provided by Lender (whether custodied with a third party or held by Lender pursuant to the terms of this Agreement, the “Custodian”). All Collateral (as defined in Section 11 below) for a Loan tranche shall be deposited with the Custodian not less than three (3) calendar days prior to the agreed Closing date for the Loan and subject to receipt of customary representations and warranties including without limitation solvency and the absence of a material adverse change. Upon successful deposit and clearing of the Collateral, Lender shall issue a Closing Statement for the Loan to Borrower for review and Closing. Upon Lender sending a Closing Statement for the Loan, Lender will commence its internal procedures for funding (the “Closing Procedures”). There is no requirement for borrower to sign the Closing Statement. Proceeds will be disbursed pursuant to wire instructions agreed to by Borrower and Lender in writing.

7. Tranching. Each Loan tranche shall follow a pro forma Closing schedule set forth on Schedule 1; provided, however, that the Parties agree such schedule is subject to reasonable variances due to circumstances affecting the Collateral and as otherwise described in the Standard Terms and Conditions (as defined in Exhibit A).

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8. Payments. Principal and Interest payments due hereunder for each Loan shall be made in U.S. dollar denominated funds by wire transfer in accordance with the information set forth on the wiring instructions provided by Lender.

9. Pre-Payments. Borrower shall be permitted to pre-pay at any time the Principal due during the entire term of the Loan in accordance with the terms set forth on Schedule 1.

10. Granting Clause. As security for all obligations under a Loan and every extension or renewal thereof and all obligations of Borrower to Lender under this Agreement including without limitation any reimbursement of expense or indemnification obligations hereunder (“Obligations”), Borrower does hereby grant, pledge, assign, convey, and deliver to Lender a security interest in all of the right, title, and interest of Borrower, in and to the property defined as “Collateral” in Section 11 below that is delivered to Lender for such Loan. Each tranche to the Loan is to be treated as a standalone Loan with its own collateral. No cross-collateralization shall occur unless notified in writing the desire to combine multiple tranches into a single tranche. Borrower may request that Lender combine one or more Loan tranches into a single weighted average priced Loan tranche before such time as a margin call, ordinary default, or catastrophic default occurs; provided, however, that any such recasting of Loan tranches will be in the sole discretion of Lender.

11. Collateral. All of the following property shall be deemed “Collateral” for purposes of the Loan Agreement: (i) all of Borrower’s right, title, and interest in and to the property identified in the closing documents for each Loan tranche closed in accordance with the Closing Procedures set forth in Section 6 above and on Schedule 1 attached hereto (the “Cryptocurrency”); (ii) all risk management rights to receive the same or equivalent Cryptocurrency that are acquired by Lender with respect to each closed Loan tranche (the “Hedging Rights”); and (iii) all proceeds, supplements, and replacements of such Cryptocurrency and Hedging Rights. Lender shall remain liable to Borrower for all Collateral until such time as each Loan and Obligations hereunder (x) has been duly repaid by Borrower (together with any interest, dividends, or other rights accrued thereto or thereon) and such Collateral has been returned in full to Borrower or (y) such Collateral has been forfeited to Lender as the result of an uncured default of such Loan tranche. All Cryptocurrency will be transferred to Lender at a wallet address with a unique identification (ID) associated with all Loan tranches pursuant to this Agreement.

12. Collateral Pricing. Collateral shall be priced in accordance with the terms set forth in Schedule 1 attached hereto, calculated in accordance with the Standard Terms and Conditions, and quoted in the Closing Statement for the subject Loan. Except pursuant to a compromise negotiation memorialized in a written instrument duly executed by both Parties, if any, there will not be any repricing of the Collateral during the term of the Loan Agreement for any reason.

13. Warranties of Title. Borrower and Parent hereby: (a) covenants with Lender and its successors and assigns that Borrower is the lawful owner of the Collateral and has the right to sell, assign, convey, and grant a security interest in the same and that the Collateral is free and clear of all encumbrances and security interests (other than that of Lender); (b) warrants and covenants to forever defend the title of the Collateral unto Lender and his successors and assigns against the claims of all persons whomsoever, whether lawful or unlawful; (c) warrants that no financing statement covering any of the Collateral or any proceeds therefrom is on file at any public office; and (d) agrees, promptly upon request from Lender to join with Lender in executing one or more financing statements pursuant to the Uniform Commercial Code adopted by the State of Wyoming in a form satisfactory to Lender and to pay the cost of filing the same in all public offices wherever filing is deemed necessary or prudent by Lender.

14. Taxes and Assessments. Borrower agrees to pay all taxes, rents, assessments, and charges levied against the Collateral and all other claims that are or may become liens against the Collateral, or any part thereof, and should default be made in the payment of the same, Lender, at its option, may pay the same. Notwithstanding the foregoing, the Parties acknowledge that the pledge of Collateral hereunder is not intended to constitute a taxable disposition or sale for income tax purposes, and no party shall take a position inconsistent therewith in any tax return or proceeding unless required by a final determination of a taxing authority. If any taxes, penalties, or interest are assessed against either Party as a result of a contrary determination by a taxing authority, Borrower shall indemnify Lender for such amounts and other losses to the extent they are attributable to the Borrower’s actions or representations.

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15. Risk Mitigation. For purposes of the Loan Agreement, Lender will maintain policies and procedures reasonably designed to prevent any risk mitigation strategy concerning the Collateral that would transact at a price that is less than or equal to the then-current best bid for the underlying Collateral asset if the price of such asset decreases by 10% or more from such asset’s last trading price as of 9:00 am, New York time, on the preceding calendar day.

16. Margin Calls. Each Loan will be subject to an automatic margin call by giving notice to Borrower in writing, by email, messaging service or a telephone call in the event the Collateral value for such Loan decreases by an amount set forth in Schedule 1 (each a “Margin Call”). Upon the occurrence of a Margin Call, Borrower shall ‘top-up’ the Collateral by transferring additional Collateral to Lender WLFI tokens, cash (USD), USD1, USDC or USDT (Tether) Stablecoin using either wiring instructions provided by Lender or by requesting an ERC-20 compliant wallet that accepts such tokens, USD1, USDC, or USDT (Tether) within the timeframe designated in Schedule 1. Each Loan shall not be subject to a maximum number of Margin Calls.

17. Events of Ordinary Default. The term “Ordinary Default” shall mean: (a) Borrower fails to make a timely Interest payment that remains unpaid for fifteen (15) days after each Loan tranche anniversary date or on the Maturity Date, as applicable; (b) Borrower fails to make a timely or complete Collateral top-up after receiving notice of a Margin Call for a subject Loan; (c) The occurrence of a violation or default in the observance or performance of any term, agreement, covenant, condition, or stipulation contained or referred to in the Loan Agreement, the Standard Terms and Conditions, or the Closing Statement for the subject Loan tranche (including without limitation any failure to reimburse Lender for any expenses or indemnification obligations hereunder), which remains uncured for a period of fifteen (15) days after notice thereof from Lender to Borrower, (d) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or Parent under or pursuant to this Agreement or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, or (e) Borrower or Parent institutes or consents to the institution of any proceeding under any he Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (“Debtor Relief Law”), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such, or an order for relief is entered in any such proceeding.

18. Lender’s Rights After an Event of Ordinary Default. Upon the occurrence of an event of Ordinary Default of a Loan tranche, Lender shall have, in addition to any other rights under this Agreement or under applicable law, the right upon reasonable notice to Borrower to take any or all of the following actions at the same or different times:

(a) To collect all of the Collateral and any proceeds thereof related to such Loan tranche, with such Collateral and proceeds to pay and satisfy the following obligations, each in order of priority: (i) first to any Default Penalty (as set forth in Schedule 1) and any unpaid Obligations; (ii) next to all accrued, but unpaid Interest; (iii) next to all Interest that otherwise would accrue over the remaining term of the Loan; (iv) last to the Principal balance outstanding; and (v) any remaining proceeds of Collateral shall be forfeited and deemed earned by Lender without prior notice to Borrower, and neither Party shall have any further obligation of any nature to the other Party pursuant to the subject Loan;

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(b) To enforce payment of any Collateral, to prosecute any action or proceeding with respect to the Collateral, to extend the time of payment of any and all Collateral, to make allowance and adjustments with respect thereto, and to issue credits in the name of Borrower; and (c) to exercise, in addition to all other rights and remedies of a Lender upon default under the Uniform Commercial Code adopted by the State of Wyoming .

19. Event of Catastrophic Default. The term “Catastrophic Default” shall mean a Catastrophic Default event set forth in Schedule 1. Each of an event of Ordinary Default and an event of Catastrophic Default may be referred to as an “Event of Default.”

20. Lender’s Rights After an Event of Catastrophic Default. Upon the occurrence of an event of Catastrophic Default, the entirety of the subject Collateral for a Loan tranche shall be forfeit and deemed earned by Lender, without prior notice to Borrower, and neither Party shall have any further obligation of any nature to the other Party pursuant to the subject Loan.

21. Limited Recourse. Each Loan shall be non-recourse to the Borrower, Borrower will forfeit to Lender all of the applicable Collateral pledged for a subject Loan to the extent required under this Agreement. In both cases of (i) an event of Ordinary Default and (ii) an event of Catastrophic Default, the Lender’s only recourse shall be to the applicable extent of Collateral pledged for a subject loan and the Lender shall have no right to enforce payment of any sums against any Collateral pledged for other Loans or Loan tranches or against the Borrower.

22. Acceleration of Liabilities. Upon the occurrence of any event of Ordinary Default with respect to a Loan tranche, Lender shall have the right without further notice to Borrower to declare the entire unpaid balance of Loan tranches immediately due and payable.

23. Market Check. Borrower confirms and agrees that (i) all terms under this Agreement have been negotiated on an arm’s length basis with Lender (ii) Borrower has only entered into this Agreement after widely soliciting and evaluating alternative financings by unaffiliated parties in consultation with its financial advisors and determining that the terms of this Agreement are significantly more favorable to Borrower than terms proposed by any such other parties, and (iii) neither Lender nor any of its directors, officers or affiliates has participated in Borrowers determination to enter into this Agreement.

24. Bonafide Financing Transactions. Parent and Lender agree that based on consideration of the terms of this agreement and all relevant facts and circumstances as of the date of this Agreement including the nature of the Lender, this Agreement meets the requirements of a bonafide financing transaction, under the Side Letter to Token Purchase Agreement entered into between Lender and Parent in September 2025, as of the date of this Agreement.

25. Public Disclosure. To the extent permitted by applicable law, Borrower shall discuss with Lender any proposed public disclosures relating to this agreement prior to such disclosure to provide Lender the opportunity to review and comment on any such input. In any event, Borrower shall disclose all material terms of this Agreement through 8-K or other permitted SEC Form within 4 business days of the date of this Agreement.

26. Successors and Assigns. All covenants and agreements herein made by either Party shall bind it and its respective successors and assigns, and every option, right, and privilege herein reserved or granted to either party shall inure to the benefit of and may be exercised by either party’s successors or assigns.

27. Modification; Amendment; Waiver. No modification, amendment, or waiver of any provision of the Loan Agreement, nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by both parties and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

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28. Non-Waiver. It is agreed that no delay in exercising any right or option given or granted hereby to Lender shall be construed as a waiver thereof; nor shall a single or partial exercise of any other right, power, or privilege. Lender may permit Borrower to remedy any default without waiving the default so remedied, and Lender may waive any default without waiving any other subsequent or prior default by Borrower.

29. Notices. Any request, demand, or notice provided in the Loan Agreement to be given by either party hereto to the other shall be conclusively deemed to have been given when the same shall have been deposited in the United States mail, postage prepaid, addressed to the party to whom such request, demand, or notice is directed, at the following address, or delivered by hand to such party at such address: if to Lender, at: 4400 Biscayne Blvd, Suite 900, Miami, Florida 33137, if to Borrower, at the address set forth in Schedule 1.

30. Entire Agreement. The Loan Agreement, together with the Schedule and Exhibit, and each Closing Statement pursuant hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and replaces and supersedes any and all prior agreements, negotiations, and understandings. No modifications or revisions of the Loan Agreement, whether oral or written, shall be of any force or effect unless the same are in writing and duly executed by both Parties hereto.

31. Interpretation. In the event of any discrepancy or question of interpretation concerning the Loan Agreement and its Exhibit or Schedule, the terms and interpretation of the Loan Agreement shall govern and control the terms and interpretation of the Parties’ agreements with respect to the subject matter hereof. In the event of any discrepancy or question of interpretation concerning the Loan Agreement or its Exhibit or Schedule and any Closing Statement, the terms and interpretation of the applicable Closing Statement shall govern and control the terms and interpretation of the Parties’ agreements with respect to the subject matter hereof.

32. Counterparts. The Loan Agreement may be executed in any number of counterparts, each of which, when taken together, will be deemed to be an original and one and the same instrument. The Loan Agreement will not become effective until all counterparts hereof have been duly executed by all Parties hereto.

33. Capitalized Terms. Any Capitalized Terms that are used but not defined in the Loan Agreement have the meanings attributed to them in the Schedule and Exhibit referenced herein.

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Schedule 1

Principal	Up to USD $15,000,000, or as otherwise mutually agreed in writing from time-to-time, which shall be paid in either U.S. Dollars or USD1 (or a combination thereof), at Lender’s sole discretion. If Lender elects to pay all or a portion of the Loan in USD1, then the value of USD1 shall be treated as functionally equivalent to U.S. dollars, with a fixed exchange rate of $1.00. Each Loan tranche shall be mutually agreed with anticipated rolls and additions.

Interest	4.50% per annum.

Maintenance Fee	Not applicable.

Management Fee	0% due at each Closing.

Origination Fees	0% due at each Closing.

Lender Expenses	To be payable by Borrower at or prior to the Effective Date.
Loan-to-Value	Up to 65% of pledged Collateral

Collateral	Up to USD 25,000,000 value of free-trading, unrestricted WLF (WLFI), or as otherwise mutually agreed in writing from time-to-time.
The minimum initial Collateral transfer shall be not less than USD $250,000 value of WLFI.

Lender Custodial Account	To be provided by Lender in writing.

Maturity	24 months from the Closing date of the initial Loan.

Pre-Payment Term	Pre-Payment shall be permitted at all times with all payments to date being fully earned except any prepaid interest shall be pro-rated based on the date the Loan is paid-off and a credit provided to Borrower at payoff.

Pre-Payment Penalty	None.

Collateral Pricing	Pricing will be calculated as the lower of the following three (3) alternatives:

	1.	the volume weighted average price (VWAP) for (2) two exchange days preceding, (3) three exchange days immediately succeeding cleared receipt of Collateral or both; and
	2.	the closing price on the day following the Closing date of the Loan; and
	3.	a mutually agreed price.

Margin Call	65% of the Collateral value set forth in the Closing Statement for the Loan.

Top-Up Requirement	35% of the Collateral value set forth in the Closing Statement for the Loan (i.e. to achieve a 100% total Collateral value). All top-ups shall be made in WLFI tokens, in cash (USD, USD1 Stablecoin, USDC Stablecoin or USDT Stablecoin). Top-up amounts shall be added to the Collateral value due to Borrower upon repayment of such Loan tranche(s), unless a Loan tranche has a Catastrophic Default, at which time all Collateral for the applicable Loan tranche shall be deemed forfeited to Lender.

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Top-Up Timing	Four (4) calendar days.

Default Penalty	None; provided, however, that 100% of the Collateral with respect to a Loan tranche shall be forfeited to Lender in the event of any uncured Ordinary Default or Catastrophic Default.

Catastrophic Default	If Borrower fails to deliver the Collateral required to complete a succeeding Loan within five (5) calendar days of the Closing date for the preceding Loan.

Borrower’s Domicile	Wyoming

Borrower’s Contact Information	1712 Pioneer Avenue, Ste 115, Cheyenne, WY, 82001

Additional Terms and Procedures[1]	1.	Following execution of this Agreement, Borrower shall deposit the Collateral into the Lender Custodial Account on a Loan-by-Loan (i.e., tranche-by-tranche) basis.

	2.	Upon successful deposit and clearing of the Collateral, Lender shall commence pricing for deposited collateral.

	3.	Upon successful clearing and pricing of subject collateral Lender shall issue a Closing Statement to Borrower for review and confirmation for each Loan tranche.

	4.	Upon Lender’s receipt of a signed Closing Statement, Lender will commence its internal procedures for funding the Loan in accordance with the Closing Statement for the subject Loan tranche.

	5.	Lender agrees that each Closing and accompanying wire transfer to Borrower is intended to be made within three (3) to five (5) calendar days of clearing of the subject Collateral into the Lender Custodial Account; provided, however, that each Closing shall remain subject to circumstances beyond Lender’s control as described in the Standard Terms and Conditions (e.g., excessive volatility in the Collateral value, delays in bank clearing of funds and available banking days, and electronic platform interruptions).

	6.	In the event a Closing does not occur within three (3) to five (5) calendar days of clearing of the subject Collateral into the Lender Custodial Account, Lender shall notify Borrower of the circumstances creating the delay, and Borrower shall have the right to terminate the subject Loan and request return of the subject Collateral, which Lender shall return within ten (10) calendar days of receipt of notice from the Borrower to terminate the subject loan.

1 These Additional Terms shall modify, govern, and control all other terms and conditions contained in the Agreement and Standard Terms and Conditions; provided, however, that the Additional Terms shall be subject in all cases to further modification in each Closing Statement.

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	7.	Either Party may notify the other Party of its intent to delay a Closing due to excessive volatility concerning the Collateral value up to three (3) calendar days prior to the scheduled Closing. Any such notification shall reset the scheduling of each Closing as if the Collateral had not yet been transferred to Lender’s custodian.

	8.	Lender reserves the right to return any Collateral to Borrower for which a Closing does not occur within ten (10) calendar days of clearing of such Collateral into Lender’s custodial account and to discontinue further Loans.

	9.	In the Event of a Catastrophic Default, Borrower shall have no liability to Lender in excess of the Collateral for the subject Loan, and Lender shall have no further recourse against Borrower for such default.

	10.	Upon repayment of a Loan tranche, Lender’s obligation to redeliver the Collateral shall be limited to the original number of WLFI delivered to Lenders Custodial Account as Collateral used for the principal sum of each Loan tranche by the Borrower. For the avoidance of doubt, where a proportion of a loan is prepaid or repaid, rather than the whole loan, a pro rata proportion of the collateral used for the principal sum will be redelivered to the borrower; and any Top-up amounts shall be added to the Collateral value due to Borrower upon repayment of such Loan tranche(s), unless a Loan tranche has a Catastrophic Default, at which time all Collateral for the applicable Loan tranche shall be deemed forfeited to Lender.

	11.	For the avoidance of doubt, any Collateral redelivered to Borrower shall remain subject to any lock-up other restrictions pursuant to any other agreements between Borrower and Lender, including without limitation the Side Letter to the Token Purchase Agreement.

Right of Final Look		If during the term of this Agreement, Borrower or Parent determines to pursue any financing with another party which involves pledging or using WLFI as collateral, Borrower or Parent shall first notify Lender in writing as promptly as practicable after having made such determination which notice shall specify the material terms and conditions thereof and the identity of such person. Lender shall then have ten Business Days following the date that such notice is received by the Lender to notify Borrower or Lender in writing if it wishes to make an offer for terms that are no less favorable to Borrower or Parent than those proposed in such notice. If Lender does not provide such notice or Lender’s proposed terms are less favorable than set forth in such notice, Borrower or Parent shall be free to enter into such transaction provided that it is otherwise permitted under any other agreement with Lender, including without limitation, Lender’s right pursuant to the Side Letter to the Token Purchase Agreement dated September 2025 to determine whether such transaction is consistent with the requirements therein, as may be determined in Lender’s discretion.

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This Agreement has been signed by the Parties on the date indicated below and shall take effect on the Effective Date.

Signed for and on behalf of WORLD LIBERTY FINANCIAL LLC

By:
Name
Title:
Date signed	January 29, 2026

Signed for and on behalf of ALT5 Digital Holdings, Inc.

By:
Name
Title
Date signed	January 29, 2026

Signed for and on behalf of ALT5 Sigma Corp., a Nevada corporation, only with respect to the provisions referencing Parent in this Agreement, including schedules and exhibits.

By:
Name
Title
Date signed	January 29, 2026

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EXHIBIT A

STANDARD TERMS AND CONDITIONS

In consideration of World Liberty Financial LLC, a Florida limited liability company (the “Lender”) entering into the Agreement and Closing each collateralized lending transaction pursuant thereto (each a “Loan”), the ALT5 Digital Holdings, Inc., a Wyoming profit corporation (the “Borrower”) a wholly-owned subsidiary of ALT5 Sigma Corp., a Nevada corporation (the “Parent”), hereby acknowledge and consent to the risks, terms, and conditions of each Loan as described herein (these “Standard Terms and Conditions”).

Transaction Disclosures

Nature of Collateral. Borrower understands that each Loan is secured by the title transfer and custody of certain digital assets (such as WLFI, bitcoin and ether) (each a “Cryptocurrency”) to Lender during the term of each Loan (“Collateral”).

Unregulated Asset Class. Borrower understands that: (i) Cryptocurrencies are an unregulated or inconsistently regulated class of assets; (ii) the intermediaries that facilitate Cryptocurrency transactions and custody Cryptocurrency assets likely are unregulated entities; and (iii) there is no Cryptocurrency insurance available to mitigate fidelity or any other risks.

Transfer of Legal Title to Collateral. Borrower understands that the Cryptocurrency being held as Collateral for each Loan will be transferred to a Cryptocurrency account (i.e., a wallet) in the name of Lender or Lender’s nominee in advance of each Closing. Borrower acknowledges that, at each Closing: (i) legal title to all Collateral will pass to Lender to effectuate settlement of each Loan; and (ii) Borrower will not have the ability to monitor or recall the Collateral after it has been transferred to Lender’s custodial account. Notwithstanding the foregoing, the Borrower will at all times have beneficial ownership of the Cryptocurrency being held as Collateral for tax purposes such that the Borrower will be entitled to all of the benefits and will bear all of the burdens with respect to such Cryptocurrency, and pursuant to applicable U.S. federal tax and other laws, the transfer of legal title to Collateral shall not be treated as an exchange or result in any capital gain realization event at the Closing or absent an uncured Event of Default.

Withdrawals. Borrower understands and agrees that, in order to send Cryptocurrencies to Lender as Collateral (each a “Withdrawal”), Borrower may be required to provide proof of identity and control over digital wallets or other accounts, among other information. Borrower represents that Borrower has sole control over any wallet from which Borrower sends Cryptocurrencies in connection with each Loan.

Fees and Rebates. Borrower understands that Borrower may be obligated to pay certain fees charged by Cryptocurrency exchanges, brokers, market-makers, liquidity providers, or other types of Cryptocurrency counterparties, trading venues, or intermediaries (each, a “Market Actor”), including in connection with the withdrawal of Cryptocurrencies to an external wallet or any fees related to any enhanced due diligence related to a Loan. Borrower understands that Lender may receive activity-based rebates from Market Actors in relation to Cryptocurrency transactions.

Price Fluctuations. The price or amount of Cryptocurrency received by Lender from Borrower prior to each Closing is likely to differ from the quote provided in each Closing Statement, especially during periods of trading high volume, illiquidity, fast movement, or volatility in the marketplace. Borrower understands that Lender is not liable for any price fluctuations that occur between the date of Collateral transfer and each Closing date. Borrower is not obligated to ‘true up’ any Collateral deficiencies prior to each Closing, instead each Closing will be based off the amount of collateral transferred.

Calculations and Rounding. Lender will calculate the U.S. dollar (“USD”) amount of Cryptocurrency transferred as Collateral by dividing the USD amount of the Cryptocurrency by the quoted spot price and, as applicable, rounding to either three (3) decimal places or the quoted number of decimal places provided by an exchange for a given Cryptocurrency. Due to such rounding, the exact amount of Cryptocurrency transferred as Collateral may be slightly greater or less than the USD spot value of the Cryptocurrency.

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Closing Statement Review and Acknowledgment. Borrower understands that: (i) Borrower will receive and execute a Closing statement for each Loan (a “Closing Statement”); (ii) it is Borrower’s sole responsibility to review the information and calculations contained in each Closing Statement prior to receiving funds; and (iii) each Closing Statement will be deemed conclusive evidence of the final terms and conditions of each Loan. Borrower waives any right to dispute the terms of any Loan set forth in the Loan Agreement and Closing Statement upon Borrower sending assets and its acceptance by Lender.

WLFI Risk Disclosures. Borrower initially acquired WLFI from Lender and WLFI and understands and accepts the risks of using WLFI as Collateral, including without limitation the risks and uncertainties set forth in the risk disclosure available on the WLF website and that WLFI. Borrower acknowledges that the tokens remain subject to all terms and conditions applicable to WLFI tokens in addition to any other separate agreements pursuant to which Borrower initially acquired WLFI.

Third-Party Risk Disclosures

Cryptocurrency Networks. Borrower understands that: (i) Lender does not own or control the software, protocols, or databases underlying the Cryptocurrency networks and other digital asset networks; and (ii) Lender makes no guarantees regarding the security, functionality, or availability of such networks. In general, the underlying software, protocols, and databases are public and open source, and anyone can use, copy, modify, and distribute them.

Forks and Forked Networks. Borrower understands that: (i) third parties may from time-to-time create a copy of a Cryptocurrency network and then implement changes in operating rules or other features (“Forks”) that may result in more than one version (each, a “Forked Network”); and (ii) such Forks may materially affect the value of the Cryptocurrencies or other digital assets held by Lender as Collateral. In the event of a Fork, Borrower agrees and understands that Lender may temporarily suspend any lending or collateral return activities without advance notice to Borrower while Lender determines, in Lender’s sole discretion, which Forked Networks to support.

BORROWER FURTHER AGREES AND UNDERSTANDS THAT: (I) LENDER MAY DETERMINE, IN LENDER’S SOLE DISCRETION, NOT TO SUPPORT A FORKED NETWORK; AND (II) BORROWER HAS NO RIGHT, CLAIM, OR OTHER PRIVILEGE TO ANY CRYPTOCURRENCY OR OTHER DIGITAL ASSET ON SUCH UNSUPPORTED FORKED NETWORK (“FORKED ASSETS”). BORROWER UNDERSTANDS THAT LENDER MAY, IN LENDER’S SOLE DISCRETION, DETERMINE THE APPROACH TO SUCH FORKED ASSETS, WHICH APPROACH MAY INCLUDE ABANDONING OR OTHERWISE ELECTING NOT TO SUPPORT SUCH FORKED ASSETS AS PART OF ANY LOAN OR COLLATERAL. BORROWER FURTHER AGREES AND UNDERSTANDS THAT: (I) LENDER IS UNLIKELY TO SUPPORT MOST FORKED NETWORKS; AND (II) MOST FORKED ASSETS LIKELY WILL NOT BE ALLOWED AS COLLATERAL FOR ANY LOANS.

Borrower understands that the supply of Forked Assets available to Lender and Lender’s ability to re-deliver Collateral in the form of Forked Assets resulting from a forked network may depend on third parties that are outside of Lender’s control.

Borrower further understands and agrees that neither Lender nor any of Lender’s custodians, wallets, trading platforms, banks, brokers, attorneys, accountants, or other agents (collectively, “Lender’s Representatives”) shall be liable to Borrower or any third parties for any delay, compromise, or loss of any Collateral resulting from: (i) the software, protocols, or databases underlying the Cryptocurrencies (or other digital asset) and associated networks; (ii) any change in the value of any Cryptocurrency or other digital asset (whether associated with a Fork or otherwise); or (iii) any decision regarding supporting or not supporting any Cryptocurrency or other digital asset, including a Forked Asset.

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Risk of Loss of Collateral. Borrower understands that Lender shall not be responsible, or liable to Borrower, for any loss of Collateral resulting from: (i) any wallet, network, or exchange failure; (ii) any changes in position, leverage, and trade limits; (iii) any change in any laws affecting Cryptocurrency or Cryptocurrency holders, intermediaries, or custodians; or (iv) any act of god or other force majeure event affecting the Collateral in any way (such as an internet interruption or blackout).

Absence of FDIC or SIPC Protection. Lender is not a bank, broker-dealer, or investment advisor and is not a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Investor Protection Corporation (“SIPC”), or the Federal Deposit Insurance Corporation (“FDIC”). Borrower understands that any Cryptocurrency held by Lender as Collateral is not protected by FDIC insurance, SIPC insurance, or any other insurance.

Third-Party Information. An “Information Provider” is any company or person who directly or indirectly provides Lender with information, including Cryptocurrency market data, quotations from Market Actors, and information that derives from any such information (“Third-Party Information”). Borrower understands that Lender does not guarantee that the Third-Party Information provided by any platform is accurate, reliable, complete, timely, uninterrupted, error-free, or in the correct order. Borrower agrees that Borrower’s use of the Third-Party Information is at Borrower’s own risk. Borrower understands and acknowledges that each Information Provider has a proprietary interest in the Third-Party Information that belongs to it. Borrower understands and agrees that Borrower may use this Third-Party Information only for Borrower’s own benefit. Borrower may not reproduce, sell, distribute, circulate, create derivative works from, store, commercially exploit in any way, or provide Third-Party Information to any other person or entity without written consent. Borrower understands and acknowledges that, at any time, any or all Information Providers may discontinue disseminating any category of Third-Party Information, may change or eliminate any transmission method, and may change transmission speeds or other characteristics. The Information Providers or Lender shall not be liable for any resulting liability, loss or damages that may arise therefrom. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER, ITS AFFILIATES, THEIR RESPECTIVE OFFICERS AND EMPLOYEES, AND THE INFORMATION PROVIDERS WILL NOT BE LIABLE IN ANY WAY FOR (A) ANY INACCURACY, ERROR, DELAY, FAILURE OMISSION, INTERRUPTION, OR NON-PERFORMANCE OF ANY THIRD- PARTY INFORMATION, (B) LENDER’S USE, DISPLAY, OR PROVISION OF SUCH THIRD- PARTY INFORMATION, OR (C) ANY LOSS OR DAMAGE ARISING FROM OR OCCASIONED BY ANY SUCH INACCURACY, ERROR, DELAY, FAILURE, OMISSION, INTERRUPTION, OR NON-PERFORMANCE, IN ALL CASES WHETHER OR NOT ANY DAMAGES RESULTED FROM ANY NEGLIGENT ACT OR OMISSION OF ANY SUCH PARTY AND WHETHER OR NOT ANY SUCH PARTY WAS ADVISED IN ADVANCE OF THE LIKELIHOOD OF SUCH DAMAGES.

Transaction Delays. Borrower understands that, once initiated on the network associated with the Cryptocurrency subject to a withdrawal, withdrawals typically will be processed at the speed of such network. However, in certain situations, withdrawals may be delayed in connection with any latency, congestion, disruption, or other delay of such network. Borrower understands that Lender cannot reverse a withdrawal that has been broadcast to a Cryptocurrency network. Borrower also understands that Lender reserves the right to cancel any pending withdrawal as required by law or in response to a subpoena, court order, or other binding government order.

Custody. Cryptocurrencies that Borrower transfers to Lender as Collateral shall be stored and held by Lender in Lender’s Custodial Account specified in Schedule 1. Lender shall use commercially reasonable efforts to securely store the private keys associated with all Collateral.

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Compliance with Applicable Laws and Regulations

Customer Identification. Borrower understands that, to help the government better detect the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who enters into a Loan transaction with Lender. Therefore, Borrower understands that Lender may ask for the name, address, and date of birth of Borrower’s signatory, the taxpayer identification number of Borrower and Borrower’s signatory, and other related identifying information of Borrower and Borrower’s signatory. Borrower hereby authorizes Lender to receive from Borrower and any third parties any such information. Borrower understands that Lender may also ask Borrower’s signatory for copies of his or her driver’s license, passport, or other identifying documents.

Borrower understands that Borrower must repay and terminate all Loans before establishing residency in any jurisdiction subject to U.S. sanctions.

Notification of Changes. Borrower understands and agrees that Borrower is obligated to promptly notify Lender of any changes in any identifying information, including Borrower’s or Borrower’s signatory’s name, address, e-mail address, and telephone number.

Applicable Laws and Regulations. All Loans and Cryptocurrency transactions are subject to the applicable laws, regulations, and rules of federal and state governmental and regulatory authorities. In no event will Lender be obligated to effect any transaction it believes would violate any federal or state law, rule, or regulation, or the rules or regulations of any regulatory or self-regulatory organization.

Background Checks. Borrower understands that, in furtherance of Lender’s anti-money laundering (“AML”) program, Lender may require Borrower to provide Lender with additional information or require Borrower to undergo a background check prior to being approved for a loan from Lender, or at any point thereafter, in accordance with applicable laws and regulations.

Source of Funds. Borrower agrees, represents, and warrants that all Cryptocurrency in Borrower’s accounts are not the direct or indirect proceeds of any criminal or fraudulent activity. Borrower understands that Lender is not allowed to receive Cryptocurrency as Collateral for any Loan from a sender other than Borrower. Any Cryptocurrency that Lender receives from a sender other than Borrower will be considered unauthorized. Borrower understands that Lender reserves the right to investigate the source of any Cryptocurrency sent or to be sent to Lender as Collateral and determine, in Lender’s sole discretion, how to handle its disposition. If, following review of any Cryptocurrency in question and the circumstances by which Lender received them, Lender determines that Borrower is or was not the owner of such Cryptocurrency, Borrower understands that Lender reserves the right to return or dispose of the Cryptocurrency in accordance with applicable laws and regulations.

Sanctions Programs. Pursuant to the economic sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), Lender is prohibited from providing services or entering into relationships with certain individuals and institutions. In the event that Borrower is required to block Cryptocurrency associated with Borrower’s Loan in accordance with a sanctions program, or other similar government sanctions programs, Borrower understands that Lender may: (i) suspend Borrower’s right to the return of Collateral; (ii) terminate Borrower’s Loan and right to the return of Collateral; (iii) return Cryptocurrency to the destination of their origin or to an account specified by authorities; or (iv) require that Borrower return the Loan proceeds and accept redelivery of the Collateral from Lender within a certain period of time. Borrower agrees that Lender is not responsible for any losses, whether direct or indirect, that Borrower may incur as a result of Lender’s good faith efforts to comply with applicable laws and regulations, the guidance or direction of any regulatory authority or government agency, or any writ of attachment, lien, levy, subpoena, warrant, or other legal order.

Effect of Attachment or Sequestration of Account. Lender shall not be liable for refusing to obey any orders given by or for Borrower with respect to any Borrower Cryptocurrency account that has been subject to an attachment or sequestration in any legal proceeding against Borrower, and Lender shall be under no obligation to contest the validity of any such attachment or sequestration.

Transaction Verifications. Borrower understands and agrees that Lender may delay any Cryptocurrency receipts, withdrawals, or other transactions if Lender perceives a risk of fraud or illegal activity or if the receipt, withdrawal, or other transaction would violate Lender’s AML program terms. Borrower understands that Lender may verify receipt or withdrawal wallet addresses with third-party AML service providers.

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Information Accuracy. Borrower: (i) certifies that the information furnished to Lender in connection with each Loan is complete, true, and correct; (ii) authorizes Lender to contact any individual or firm noted on the documents referred to herein and any other normal sources of debit or credit information; (iii) authorizes anyone so contacted to furnish such information to Lender as Lender may request; and (iv) agrees that any document that Borrower furnishes in connection with a Loan is Borrower’s rightful property. Borrower shall promptly advise Lender of any changes to the information in such documents in writing within ten (10) calendar days of such change. Borrower authorizes Lender to obtain reports from and provide information to others concerning Borrower’s creditworthiness and business conduct. Upon Borrower’s request, Lender agrees to provide Borrower with a copy of any report so obtained. Lender may retain such documents and all other records at Lender’s sole discretion. Borrower understands that Lender may take steps to verify the accuracy of the information Borrower provides to Lender pursuant to the Loan underwriting process or otherwise and that Lender may restrict Borrower’s ability to request a Loan or take any other action Lender reasonably deems necessary pending such verification.

Tax Matters

No Tax or Legal Advice. Borrower understands and acknowledges that Lender does not provide tax or legal advice.

Tax Reporting; Tax Withholding. Lender reserves the right to report the proceeds of any sale transactions resulting from a Loan default and forfeit of Collateral to the U.S. Internal Revenue Service in accordance with applicable law. Borrower is entitled to withhold or deduct any taxes from any payment made under this Agreement that are required to be withheld or deducted under applicable law. Lender will deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 (if such Lender is a U.S. Person (as defined below), certifying that the Lender is exempt from U.S. federal backup withholding, or applicable Form W-8 (together with all required certificates and other documentation) (if such Lender is not a U.S. Person (as defined below)), in form and substance satisfactory to the Borrower, documenting all applicable exemptions from or reductions in U.S. Federal withholding tax.

U.S. Persons. This provision is applicable if Borrower is a U.S. person (including a U.S. resident alien) as such term is defined in section 7701(a) of the Internal Revenue Code of 1986, as amended (“U.S. Person”). Under penalties of perjury, Borrower certifies that the taxpayer identification number that Borrower has provided or will provide to Lender in connection with a Loan (including any taxpayer identification number on any Form W-9 that Borrower has provided or will provide) is Borrower’s correct taxpayer identification number. Borrower certifies that Borrower is not subject to backup withholding. If a correct taxpayer identification number is not provided to Lender, Borrower understands that Borrower may be subject to backup withholding tax at the appropriate rate on all dividends, interest, and gross proceeds paid to Borrower. Backup withholding taxes are sent to the IRS and cannot be refunded by Lender. Borrower further understands that if Borrower waives tax withholding and fails to pay sufficient estimated taxes to the IRS, Borrower may be subject to tax penalties.

Liabilities and Losses

Limitation of Liability. Except as otherwise provided by law, Borrower and Parent understand and agree that Lender and Lender’s respective officers, directors, employees, or agents (each such entity, an “Indemnified Party”) shall not be liable for any expenses (including legal expenses and attorneys’ fees), losses, costs, damages, liabilities, demands, debts, obligations, penalties, charges, claims, causes of action, penalties, fines, and taxes of any kind or nature (whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted, or otherwise) (collectively, “Losses”) by or with respect to any matters pertaining to any Loan or other services provided by the Indemnified Parties under the Agreement, each Closing Statement, and these Standard Terms and Conditions, except to the extent that such Losses are actual Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted solely from an Indemnified Party’s gross negligence or willful misconduct. Borrower and Parent also understand and agree that Indemnified Parties will have no responsibility or liability to Borrower or Parent or any third party in connection with the performance or non-performance by any Market Actor or other third party (including banks) of their obligations relative to the Loan tranche or the Collateral. Borrower and Parent further understands and agrees that the Indemnified Parties will have no liability to Borrower or any third parties or any responsibility whatsoever for: (i) any Losses resulting from a cause over which the Indemnified Parties do not have direct control, including the failure of mechanical equipment, unauthorized access, theft, operator errors, government actions or restrictions, force majeure events, or suspension of trading; and (ii) any special, indirect, incidental, consequential, punitive, or exemplary damages (including lost profits, trading losses, and damages) that Borrower may incur in connection with each Loan tranche and other services provided by Indemnified Parties under this Agreement.

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Automated Systems. Borrower consents to the use of automated systems or service bureaus by Lender and Lender’s Representatives in conjunction with the Loan and Collateral, including automated order entry and execution, record keeping, reporting and account reconciliation, and risk management systems (collectively “Automated Systems”). Borrower understands that the use of Automated Systems entails risks, such as interruption or delays of service, errors or omissions in the information provided, system failure of any computer hardware or software used by an Indemnified Party, or any telecommunications lines or devices used an Indemnified Party, and errors in the design or functioning of such Automated Systems (collectively, a “System Failure”) that could cause substantial damage, expense or liability to Borrower. Borrower understands and agrees that Indemnified Parties will have no liability whatsoever for any of my Losses arising out of or relating to a System Failure, downtime, or any erroneous order or trade that prevents Lender from fulfilling Lender’s obligations under the Agreement, each Closing Statement, and these Standard Terms and Conditions, provided that Lender uses commercially reasonable efforts to prevent or limit such erroneous order, trade, System Failure, or downtime.

Legal Costs. Each of Borrower and Parent agree to indemnify Lender and Lender’s Representatives for actual, reasonable legal costs, and expenses directly related to a Loan tranche, the Collateral, or any related accounts that are a result of any regulatory inquiry, legal action, litigation, dispute, or investigation that arise or relate to Borrower, Parent or Borrower’s Loans or the Collateral, except to the extent that such action is determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted solely from Lender’s gross negligence or willful misconduct. Borrower understands that, as a result, Lender will be entitled to charge Borrower or Parent or assess Borrower’s Loan and Collateral for such costs without notice, including legal and enforcement related costs that Lender incurs. Any withholding will last for a period of time that is reasonably necessary to resolve any regulatory or legal issue at hand, and Lender may place any amounts garnered from Borrower in a separate account and pay to Borrower the remaining balance after any noted issue has been resolved. Furthermore, Borrower agrees that where such actions relate to a specific asset held in a Loan or Collateral account in the name of Lender, that asset may not be transferred out of Lender’s account until the matter is resolved.

Understanding of Rights and Obligations

Consultation with Advisors. Borrower represents that Borrower has had an opportunity to consult with tax and legal professionals of Borrower’s own choice in connection with the Loan, including in connection with the execution of the Agreement, each Closing Statement, and these Standard Terms and Conditions.

Willful and Knowing Consent. Borrower represents that Borrower has, or will have, carefully read and accepted the terms and conditions of the Agreement, each Closing Statement, and these Standard Terms and Conditions before executing those documents and understands that by signing those documents, Borrower will be legally bound by their terms and conditions in their entirety.

Electronic Signatures. Borrower agrees to transact business with Lender electronically. By electronically signing these Standard Terms and Conditions, Borrower acknowledges and agrees that such electronic signature is valid evidence of Borrower’s consent to be legally bound by each document to which Borrower’s electronic signature is affixed. Borrower agrees that Borrower’s use of an electronic version of any document fully satisfies any requirement that the document be provided to Borrower in writing. Borrower accepts notice by electronic means as reasonable and proper notice, for the purpose of any and all laws, rules, and regulations and any notice required pursuant to the Agreement, each Closing Statement, and these Standard Terms and Conditions.

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Responsibility to Review Account Documents. Borrower agrees to promptly and carefully review all Loan account documents when they are delivered and notify Lender in writing within three (3) calendar days of delivery if Borrower objects to the information contained therein. If Borrower fails to object in writing within said three (3) calendar days of delivery, Lender is entitled to treat such information as accurate and conclusive.

Hardware and Software Requirements. Borrower understands that in order to receive and download electronic deliveries, Borrower must have access to the Internet, a valid e-mail address, and the ability to download such applications as Lender may specify and to which Borrower has access. Borrower agrees that Borrower can download, save, or print any Loan account documents Borrower receives via electronic delivery for Borrower’s records. Borrower will maintain a valid e-mail address and continue to have access to the Internet.

Legal Process. Borrower acknowledges and agrees that Lender, Lender’s service providers, and their respective officers, directors, agents, employees, and representatives (collectively, the “Lender Representatives”), may comply with any writ of attachment, execution, garnishment, tax levy, restraining order, subpoena, warrant or other legal process that any of such Lender Representative reasonably and in good faith believes to be valid. Lender and any Lender Representative may, but is not required to, notify Borrower of such process by electronic communication. Lender and any Lender Representative may charge Borrower for associated costs, in addition to any legal process fees. Borrower agrees to indemnify, defend, and hold Lender and all of the Lender Representatives harmless from all actions, claims, liabilities, losses, costs, attorney’s fees, or damages associated with compliance with any process relating to Borrower or any Loan that Lender or any Lender Representative reasonably believes in good faith to be valid. Borrower further agrees that Lender and any Lender Representative may honor any legal process, regardless of the method or location of service.

Governing Law. Except as provided for UCC matters, the Agreement, each Closing Statement, and these Standard Terms and Conditions shall be exclusively governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws issues that may arise.

ARBITRATION. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, EACH CLOSING STATEMENT, AND THESE STANDARD TERMS AND CONDITIONS, INCLUDING ANY QUESTION REGARDING THEIR EXISTENCE, VALIDITY, OR TERMINATION, SHALL BE REFERRED TO AND FINALLY RESOLVED BY ARBITRATION ADMINISTERED BY THE INTERNATIONAL CENTRE FOR DISPUTE RESOLUTION (ICDR) IN ACCORDANCE WITH ITS INTERNATIONAL ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE SEAT AND PLACE OF ARBITRATION SHALL BE IN MIAMI, FLORIDA. THE ARBITRATION SHALL BE HELD, AND THE AWARD SHALL BE RENDERED, IN THE ENGLISH LANGUAGE. BORROWER HEREBY EXPLICITLY WAIVES ANY RIGHT TO BRING ANY CLAIM OR ASSERT ANY DEFENSE IN ANY COURT HAVING JURISDICTION OVER THE ENTRY OF ANY JUDGMENT ARISING OUT OF AN ARBITRATION AUTHORIZED HEREBY.

Capitalized Terms. Any Capitalized Terms that are used but not defined in these Standard Terms and Conditions have the meanings attributed to them in the Agreement and the Schedule and Exhibit referenced therein.

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